Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

Second Quarter 2009 Financial Results

MUKILTEO, Washington, August 12, 2009 — (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) today reported financial results for the three and six months ended June 30, 2009.  Key highlights for the second quarter and through the date of this release include:

•               53% increase in diagnostic lab revenues from Q2-2008 to Q2-2009

•               -17% sequential decrease in diagnostic lab revenues from Q1-2009 to Q2-2009

•               Leuchemix clinical trials progressing well

•               Positive data on the Company’s Comprehensive Cancer Array test currently in development

“While we demonstrated strong growth of our diagnostic lab business year-over-year, we are disappointed with our quarter-over-quarter decline in revenues,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “This decline was driven primarily by non-recurring events including a short delay in the initiation of a funded, 200-patient prostate cancer study that is now expected to be completed by the end of 2009.  Additionally, we were unable to perform our tests for residents of the state of New York, which is one of our fastest growing markets.  When new tests are developed, New York allows them to be operated on residents for a certain period of time.  Eventually, the state requires state-licensure, in addition to CLIA licensure, by companies offering such high-complexity tests.  During the second quarter, New York informed us that it was no longer acceptable to offer our tests under the exemption and that we needed state licensure.  We have applied for the license and hope to receive approval shortly.  In summary, while we had a shortfall from our plan, we expect to resolve these issues in the near-term and continue our growth strategy.”

“Additionally, we are seeking to engage an investment bank to aid in our efforts to unlock shareholder value, and we hope to hire and announce an engagement very shortly.  CombiMatrix is at an inflection point in executing its strategy.  We have a relatively strong balance sheet with approximately a year of cash reserves remaining as well as an additional potential payment of roughly $36 million from our court judgment against National Union.  We have demonstrated the power of our technology to develop and launch innovative diagnostic services, and we have also demonstrated the superiority of our regulatory strategy.  In addition to our diagnostic assets, we own other assets that include our ownership position in Leuchemix, which is in a dose-escalating Phase 1 study in England of its first potential cancer drug.  While we have had discussions with some companies that have expressed interest in acquiring or partnering with our company or certain portions of our company, we seek to now develop a formal process for evaluating those options.  We feel that this is an opportune time for us to begin this process and aggressively seek to create shareholder value.”

“Finally, I want to note that CombiMatrix Molecular Diagnostics, our CLIA laboratory, will be holding an educational event for medical professionals from September 24-26, 2009 in Orange County.  This event is titled, “CASE-2009,” or the Comprehensive Array Symposium and Exhibition.  This will be a first of its kind genomics event combining constitutional and prenatal array genetics with oncology array genetics.  At this event, our scientists and physicians will speak about the value and utility of our tests to an audience of physicians.  Also speaking will be a number of leading physicians and other professionals who have used all of our tests for their patients.  They will provide insights into how our tests have benefited their practices and their patients.  The presentations will be highly technical for a sophisticated medical audience that will include doctors, genetic counselors and other medical professionals.  However, patients and others who are interested in attending can do so, although there will be a limited number of slots available.  There will also be a small registration fee for attending.  More details will be available on the website of our laboratory, www.cmdiagnostics.com,” concluded Dr. Kumar.

Operating Results — Three Months Ended June 30, 2009 and 2008

Revenues for the second quarter of 2009 were $1.2 million versus $1.5 million for the first quarter of 2009 and $2.1 million in the second quarter of 2008.  Second quarter 2009 revenues were comprised of $291,000 in government contact revenues, $339,000 in CustomArrayTM product, equipment and service revenues, and $606,000 in diagnostic lab revenues.  Second quarter 2008 revenues were comprised of $968,000 of government contract revenues, $703,000 of CustomArray product, equipment and service revenues and $395,000 in diagnostic lab revenues.  Government contract revenues have decreased due to fewer active contracts with the U.S. Department of Defense (“DoD”) in the current reporting period than in comparable historical periods.  CustomArray product revenues have decreased due to lower instrument sales in the current reporting period than in comparable historical periods.  Diagnostic laboratory revenues increased during the second quarter of 2009 versus the comparable period in 2008 by 53% due primarily to expanded sales and marketing efforts as well as a larger suite of diagnostic test offerings in the current reporting period than in the comparable 2008 period.  The 17% decrease in diagnostic laboratory revenues from the first quarter of 2009 was due primarily to some one-time events, which we expect to resolve in the second half of 2009.

Operating expenses for the second quarter of 2009 were $5.5 million versus $5.4 million in the comparable 2008 period. Operating expenses included research and development and marketing, general and administrative expenses of $1.3 million and $2.9 million, respectively, versus $913,000 and $2.4 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $807,000 in the second quarter of 2009 versus $402,000 in the comparable 2008 period.

Net loss for the second quarter of 2009 was $4.6 million versus $3.3 million in the comparable 2008 period.  The 2009 results included $509,000 of interest and amortization charges associated with the Company’s $8.4 million secured convertible debenture, versus $0 in interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-market credits associated with the convertible debenture were $137,000 versus $0 in the comparable 2008 period.

Operating Results — Six Months Ended June 30, 2009 and 2008

Revenues for the six months ended June 30, 2009 were $2.8 million versus $4.1 million for the comparable period in 2008. Revenues in 2009 were comprised of $816,000 in government contact revenues, $627,000 in CustomArray product, equipment and service revenues and $1.3 million in diagnostic lab revenues.  Revenues in 2008 were comprised of $2.0 million in government contact revenues, $1.4 million in CustomArray product, equipment and service revenues and $668,000 in diagnostic lab revenues. Government contract revenues have decreased in 2009 due to fewer active DoD contracts than in 2008.  CustomArray product revenues have decreased in 2009 due to lower instrument sales than in 2008.  Diagnostic laboratory revenues increased during 2009 versus 2008 due primarily to expanded sales and marketing efforts as well as a larger suite of diagnostic test offerings in the current reporting period than in the comparable 2008 period.

Operating expenses for the six months ended June 30, 2009 were $11.1 million versus $10.8 million in the comparable 2008 period.  Operating expenses included research and development and marketing, general and administrative expenses of $2.4 million and $5.6 million, respectively, versus $2.3 million and $4.5 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $1.6 million for the six months ended June 30, 2009 versus $758,000 in the comparable 2008 period.

Net loss for the six months ended June 30, 2009 was $10.8 million versus $6.6 million in the comparable 2008 period.  The 2009 results included $1.0 million of interest and amortization charges associated with the Company’s $8.4 million secured convertible debenture, versus $0 in interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-market charges associated with the convertible debenture were $1.4 million versus $0 in the comparable 2008 period.

Financial Position and Cash Flows

Total assets were $35.2 million as of June 30, 2009 compared to $34.5 million as of December 31, 2008.  Cash, cash equivalents and available-for-sale investments totaled $11.0 million as of June 30, 2009 compared to $9.1 million as of December 31, 2008.  On May 1, 2009, we executed an $8.3 million registered direct offering of our common stock and warrants, with net proceeds to us after placement agent fees and other costs of $7.6 million.

Our operating cash burn for the three and six months ended June 30, 2009 was $2.6 million and $5.0 million, respectively, versus $2.5 million and $5.2 million, respectively, for the comparable 2008 periods.

Second Quarter Business Highlights and Recent Developments

Strengthened Leadership Team

•                  In April 2009, Dr. Karine Hovanes joined our wholly owned subsidiary, Combimatrix Molecular Diagnostics, Inc. (CMDX), as its Laboratory Director.  Dr. Hovanes is a Diplomat of the American Board of Medical Genetics in Clinical Molecular Genetics and Clinical Cytogenetics and is also licensed in New York and California in both cytogenetics and molecular genetics. Dr. Hovanes joins CMDX from Laboratory Corporation of America, otherwise known as LabCorp.

Product and Technology Updates

•                  In April 2009, we announced that our Influenza-Detection Microarray had been updated to include sequence information covering the latest strain of Swine Flu.

•                  In May 2009, we provided a link on our website to a recent presentation by Dr. Amit Kumar regarding the Company’s latest developments regarding its non-invasive, array-based cancer screening test.

•                  In June 2009, CombiMatrix was featured in a report that was broadcast on CNBC.

•                  In June 2009, we announced that a validation study of our HerScanTM breast cancer test performed by CMDX, in collaboration with the Department of Pathology at the University of Texas Health Science Center in San Antonio, Texas was now available as an advance online publication in the official journal of the United States and Canadian Academy of Pathology, Modern Pathology.

Litigation Update

•                  In June 2009, we announced that all of the appellate briefs associated with our ongoing litigation against National Union Fire Insurance Co. of Pittsburg, PA had been filed with the U.S. Ninth Circuit Court of Appeals (the “Court”), and that the next step in the appellate process is for the Court to schedule oral hearings.

*  *  *

CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss second quarter 2009 financial results.

To attend the presentation by phone, dial 1-888-299-4099 for domestic callers and 1-302-709-8337 for direct dial or international callers.  All callers will need to provide the verbal passcode, “CBMX Earnings Call,” to enter the call.  To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available for 14 days, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-800-355-2355 for domestic callers or 1-402-220-2946 for direct dial international callers.  When prompted, enter playback passcode 611908.

The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.  Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30,	Dec. 31,
	2009	2008

Total cash, cash equivalents and available-for-sale investments	$10,985	$9,105
Total assets	$35,179	$34,534
Total liabilities	$11,944	$10,488
Total shareholders’ equity	$23,235	$24,046

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Government contracts	$291	$968	$816	$2,037
Products	300	623	557	1,198
Services	582	414	1,278	697
Collaboration agreements	63	62	125	124
Total revenues	1,236	2,067	2,776	4,056

Operating expenses:
Cost of government contract revenues	242	955	737	1,969
Cost of products and services	521	484	1,178	888
Research and development expenses	1,282	913	2,413	2,259
Marketing, general and administrative expenses	2,861	2,397	5,630	4,480
Patent amortization and royalties	333	361	679	722
Equity in loss of investee	261	241	511	490
Total operating expenses	5,500	5,351	11,148	10,808
Operating loss	(4,264)	(3,284)	(8,372)	(6,752)

Other income (expense):
Interest income	5	25	15	125
Interest expense	(509)	(4)	(1,022)	(5)
Derivatives credits (charges)	137	—	(1,384)	—
Total other income (expense)	(367)	21	(2,391)	120

Net loss	$(4,631)	$(3,263)	$(10,763)	$(6,632)

Basic and diluted net loss per share	$(0.65)	$(0.54)	$(1.60)	$(1.10)

Basic and diluted weighted average common shares outstanding	7,103,330	6,025,844	6,714,149	6,011,465